UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                January 18, 2002
                Date of Report (Date of earliest event reported)

                            FIRST BANKS AMERICA, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                        0-8937                 75-1604965
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)


             550 Montgomery Street, San Francisco, California 94111
               (Address of principal executive offices) (Zip code)


                                 (415) 781-7810
              (Registrant's telephone number, including area code)


                   135 North Meramec, Clayton, Missouri 63105
          (Former name or former address, if changed since last report)

                            FIRST BANKS AMERICA, INC.

                                TABLE OF CONTENTS





                                                                          Page
                                                                          ----

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE....................    1

SIGNATURES..............................................................    2

               ITEM 5 - OTHER EVENTS AND REGULATION FD DISCLOSURE


     On January 18, 2002, First Banks America, Inc. issued a press release announcing its financial results for the three months and year ended December 31, 2001. A copy of this press release is attached as Exhibit 99.1.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 FIRST BANKS AMERICA, INC.




                                 By:   /s/ James F. Dierberg
                                    --------------------------------------------
                                           James F. Dierberg
                                           Chairman of the Board of Directors
                                           and Chief Executive Officer
January 18, 2002                           (Principal Executive Officer)





                                 By:   /s/ Allen H. Blake
                                     -------------------------------------------
                                           Allen H. Blake
                                           President, Chief Operating Officer
                                           and Acting Chief Financial Officer
January 18, 2002                           (Principal Financial and Accounting
                                           Officer)

                                                                    Exhibit 99.1


                            First Banks America, Inc.
                               St. Louis, Missouri

Contact:   Allen H. Blake                              Terrance M. McCarthy
           Executive Vice President and                Executive Vice President
                Chief Operating Officer                First Banks America, Inc.
           First Banks America, Inc.                   (415) 781-7810
           (314) 592-5000

Traded:  NYSE
Symbol:  FBA and FBA'T


FOR IMMEDIATE RELEASE:

                       First Banks America, Inc. Announces
                    Fourth Quarter and Year End 2001 Earnings

     San Francisco, California, January 18, 2002. First Banks America, Inc. ("FBA" or "the Company") reported earnings of $16.0 million, or $1.27 per share on a diluted basis, for the quarter ended December 31, 2001, compared to $7.9 million, or $0.65 per share on a diluted basis, for the comparable period in 2000. Net income for the years ended December 31, 2001 and 2000 was $39.6 million and $27.8 million, or $3.25 and $2.29 per share on a diluted basis, respectively. The financial results for 2000 include the effects of a restatement of the Company's financial information resulting from its acquisition of First Bank & Trust, Newport Beach, California, from First Banks, Inc., St. Louis, Missouri, completed on October 31, 2000. The financial information has been restated to include First Banks, Inc.'s ownership interest, reflected at historical cost, in First Bank & Trust for all periods subsequent to First Banks' acquisition of First Bank & Trust. First Banks, Inc. owned 93.69% of FBA at December 31, 2001.

     The Company recorded a benefit for income taxes included in earnings of $2.5 million for the three months ended December 31, 2001. The benefit reflects an $8.1 million reduction in the deferred tax asset valuation allowance. The Company determined the deferred tax asset valuation allowance was no longer necessary as FBA's overall net deferred tax assets are expected to be recoverable through future earnings. In addition, the implementation of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), on January 1, 2001, resulted in the recognition of a cumulative effect of change in accounting principle of $459,000, net of tax, which reduced net income. Excluding this item, net income was $40.1 million, or $3.29 per share on a diluted basis, for the year ended December 31, 2001.

     James F. Dierberg, Chairman, President and Chief Executive Officer of FBA, said, "We are pleased with FBA's financial performance as earnings before income taxes and the cumulative effect of change in accounting principle have increased 2.21% and 17.64% for the three months and year ended December 31, 2001, respectively, over the comparable periods in 2000. The improved earnings primarily result from increased net interest income and noninterest income that was partially offset by higher operating expenses and increased provisions for loan losses."

     Commenting further, Dierberg said, "Net interest income increased primarily as a result of increased earning assets generated through internal loan growth along with our acquisitions of Lippo Bank, Bank of Ventura, Commercial Bank of San Francisco, Millennium Bank and Bank of San Francisco, completed during 2000, and Charter Pacific Bank and BYL Bancorp, completed during 2001. However, the improvement in net interest income was partially mitigated by continued reductions in prevailing interest rates during 2001."

     The Company recorded a provision for loan losses of $2.1 million and $5.0 million for the three months and year ended December 31, 2001, respectively, compared to $60,000 and $1.9 million for the comparable periods in 2000. The significant increase in the provision for loan losses reflects increases in total loans outstanding, net loan charge-offs, past due loans and nonperforming assets, as well as the recessionary economic conditions prevalent within FBA's markets.

     Noninterest income increased to $7.4 million and $27.1 million for the three months and year ended December 31, 2001, respectively, from $3.1 million and $12.1 million for the comparable periods in 2000. The increase reflects net gains on derivative instruments of $2.2 million and $10.2 million for the three months and year ended December 31, 2001, respectively, which includes mark-to-market adjustments required under SFAS 133, as well as $23,000 and $2.2 million of net gains recorded for the three months and year ended December, 31, 2001, respectively, resulting from the terminations of certain interest rate swap and floor agreements. The overall increase in noninterest income is also a result of increased service charges on deposit accounts, increased brokerage revenue associated with the stock option services acquired in conjunction with the acquisition of Bank of San Francisco, increased income on bank-owned life insurance and increased income associated with the International Banking Division, which was formed in March 1999.

     Operating expenses increased to $24.8 million and $93.6 million for the three months and year ended December 31, 2001, respectively, from $19.5 million and $70.0 million for the comparable periods in 2000. The increased operating expenses result primarily from: the aforementioned acquisitions completed during 2000 and 2001; higher salaries and employee benefit expenses associated with a competitive employment market; higher information technology fees due to growth and technological advancements in product and service offerings; higher legal, examination and professional fees associated with the expansion of overall corporate activities; increased amortization of intangibles associated with the aforementioned acquisitions completed during 2000; and a $1.8 million charge to other expense associated with the establishment of a specific reserve on an unfunded letter of credit.

     As previously announced, FBA completed its acquisitions of Charter Pacific Bank on October 16, 2001, and BYL Bancorp and its wholly-owned banking subsidiary, BYL Bank Group, on October 31, 2001. At the time of the acquisitions, Charter Pacific Bank and BYL Bancorp had total assets of $101.5 million and $281.5 million, respectively.

     At December 31, 2001, FBA had consolidated assets of $3.06 billion. FBA operates through its wholly owned banking subsidiary, First Bank & Trust, which is headquartered in San Francisco, California, and operates 50 banking offices in northern and southern California and six banking offices in Houston, Dallas, Irving and McKinney, Texas.

                                      # # #

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to FBA's management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of FBA's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

                            FIRST BANKS AMERICA, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)

             Condensed Consolidated Statement of Income Information

                                                                  Three months ended           Year ended
                                                                     December 31,             December 31,
                                                                ----------------------   ----------------------
                                                                   2001         2000         2001       2000
                                                                   ----         ----         ----       ----

Interest income...............................................  $  50,442      50,593      208,347    177,248
Interest expense..............................................     17,495      21,008       83,024     71,625
                                                                   ------    --------     --------   --------

     Net interest income......................................     32,947      29,585      125,323    105,623

Provision for loan losses.....................................      2,100          60        5,010      1,877

Noninterest income............................................      7,395       3,126       27,140     12,077
Noninterest expense...........................................     24,820      19,519       93,568     70,019
                                                                   ------    --------     --------   --------

     Income before (benefit) provision for income taxes and
       cumulative effect of change in accounting principle....     13,422      13,132       53,885     45,804

(Benefit) provision for income taxes..........................     (2,543)      5,231       13,811     18,007
                                                                  -------    --------     --------   --------

     Income before cumulative effect of change in accounting
       principle..............................................     15,965       7,901       40,074     27,797

Cumulative effect of change in accounting principle...........         --          --         (459)        --
                                                                  -------    --------     --------   --------

     Net income...............................................     15,965       7,901       39,615     27,797
                                                                  =======    ========     ========   ========

Basic earnings per common share:
     Income before cumulative effect of change in principle...       1.27        0.65         3.29       2.29
     Cumulative effect of change in accounting principle......         --          --        (0.04)        --
                                                                  -------    --------     --------   --------
                                                                     1.27        0.65         3.25       2.29
                                                                  =======    ========     ========   ========
Diluted earnings per common share:
     Income before cumulative effect of change in principle...       1.27        0.65         3.29       2.29
     Cumulative effect of change in accounting principle......         --          --        (0.04)        --
                                                                  -------    --------     --------   --------
                                                                     1.27        0.65         3.25       2.29
                                                                  =======    ========     ========   ========
Weighted average common shares outstanding                         12,594      12,111       12,204     12,129

                Condensed Consolidated Balance Sheet Information

                                                                              December 31,     December 31,
                                                                                  2001             2000
                                                                                  ----             ----

Assets.....................................................................  $   3,060,988       2,741,379
Loans, net of unearned discount............................................      2,323,263       2,058,677
Allowance for loan losses..................................................         42,721          37,930
Deposits...................................................................      2,555,261       2,306,356
Note payable...............................................................         71,000          98,000
Stockholders' equity.......................................................        285,317         196,909
Nonperforming assets.......................................................         20,111          15,699

Issued and outstanding shares:
     Common stock..........................................................     10,356,060       9,606,203
     Class B common stock..................................................      2,500,000       2,500,000
